Exhibit 23(a)
Consent of Independent Registered Public Accounting Firm
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 24, 2009, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Praxair, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008.
/s/ PricewaterhouseCoopers LLP
Stamford, CT
November 9, 2009